Exhibit 99

  UNIFIRST ANNOUNCES FINANCIAL RESULTS
        FOR THE THIRD QUARTER AND FIRST NINE
  MONTHS OF FISCAL 2011

Wilmington, MA (June 29, 2011) -- UniFirst Corporation (NYSE: UNF) today announced results for its third quarter and first nine months of fiscal 2011, which ended on May 28, 2011.

Revenues for the third quarter were $291.6 million, up 11.6% from $261.2 million for the same period in the prior year.  Net income was $18.4 million ($0.93 per diluted common share), compared to the third quarter of fiscal 2010 when net income was $19.3 million ($0.98 per diluted common share).

For the first nine months of fiscal 2011, revenues were $843.3 million, up 9.4% versus $771.0 million for the same period in the prior year.  Net income was $58.5 million ($2.94 per diluted common share), compared to the first nine months of fiscal 2010 when net income was $59.1 million ($3.03 per diluted common share).

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “During the quarter, all of our segments contributed to our strong top line growth. Our core laundry revenues benefited from improved sales representative productivity and customer wearer levels as well as solid customer retention rates.”

Core laundry revenues for the quarter were $252.1 million, up 10.6% from those reported in the same period a year ago.  Excluding the positive effect of acquisitions as well as a stronger Canadian dollar, the Company’s core laundry revenues increased 8.7%. Income from operations for this segment fell to 8.9% of revenues in the third quarter from 11.5% a year ago. As anticipated, the operating margin decline primarily related to increased merchandise amortization and energy expense as a percentage of revenues. In addition, the quarter included a $0.4 million charge related to the effect of discount rate fluctuations on the value of our environmental liabilities. These increases were partially offset by lower payroll related costs as a percentage of revenues.

The Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, posted revenues of $30.6 million, up 19.1% compared to the third quarter of 2010. Income from operations for this segment increased to $5.7 million in the third quarter of fiscal 2011 from $5.2 million in the third quarter of fiscal 2010.  The strong performance of this segment was primarily the result of an increase in power reactor outages compared to a year ago as well as improved results from its clean room operations. First Aid segment revenues increased 15.1% to $8.9 million in the third quarter of 2011, compared to $7.8 million in the same quarter a year ago.  Income from operations for this segment also increased to $0.9 million from $0.7 in the third quarter of last year.

Due to the expiration of an interest rate swap, net interest expense decreased to $1.0 million during the quarter from $1.7 million in the third quarter of fiscal 2010.  In addition, the Company recognized foreign exchange gains of $0.3 million in the quarter versus losses of $0.6 million for the same quarter a year ago.

UniFirst continues to maintain a solid balance sheet and overall financial position.  Cash and cash equivalents on hand at the end of the fiscal 2011 third quarter was $109.0 million. In addition, the quarter ended with total debt as a percentage of capital of 18.8%, down from 20.4% at the end of fiscal 2010.

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.UniFirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 10,000 Team Partners who serve more than 225,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 28, 2010 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
	May 28,	May 29,	May 28,	May 29,
(In thousands, except per share data)	2011 (2)	2010 (2)	2011 (2)	2010 (2)

Revenues	$291,567	$261,248	$843,252	$770,989

Operating expenses:
Cost of revenues (1)	185,217	158,563	524,685	464,812
Selling and administrative expenses (1)	60,852	54,798	174,649	158,693
Depreciation and amortization	16,365	15,814	47,942	45,903
Total operating expenses	262,434	229,175	747,276	669,408

Income from operations	29,133	32,073	95,976	101,581

Other expense (income):
Interest expense	1,586	2,210	5,991	6,579
Interest income	(616)	(499)	(1,852)	(1,568)
Exchange rate (gain) loss	(291)	639	(682)	1,221
	679	2,350	3,457	6,232

Income before income taxes	28,454	29,723	92,519	95,349
Provision for income taxes	10,023	10,409	34,047	36,233

Net income	$18,431	$19,314	$58,472	$59,116

Income per share – Basic
Common Stock	$0.98	$1.03	$3.10	$3.20
Class B Common Stock	$0.78	$0.83	$2.48	$2.56

Income per share – Diluted
Common Stock	$0.93	$0.98	$2.94	$3.03

Income allocated to – Basic
Common Stock	$14,453	$15,145	$45,810	$46,388
Class B Common Stock	$3,635	$3,949	$11,555	$12,479

Income allocated to – Diluted
Common Stock	$18,105	$19,106	$57,420	$58,880

Weighted average number of shares outstanding – Basic
Common Stock	14,810	14,645	14,780	14,510
Class B Common Stock	4,656	4,766	4,660	4,877

Weighted average number of shares outstanding – Diluted
Common Stock	19,549	19,490	19,522	19,455

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	May 28, 2011 (1)	August 28, 2010
Assets
Current assets:
Cash and cash equivalents	$109,008	$121,258
Receivables, net	127,355	105,247
Inventories	66,843	47,630
Rental merchandise in service	114,136	86,633
Prepaid and deferred income taxes	16,198	14,252
Prepaid expenses	5,447	3,004

Total current assets	438,987	378,024

Property, plant and equipment:
Land, buildings and leasehold improvements	345,215	334,037
Machinery and equipment	388,599	370,088
Motor vehicles	129,899	121,135

	863,713	825,260
Less - accumulated depreciation	469,372	444,061
	394,341	381,199

Goodwill	280,844	271,857
Customer contracts and other intangible assets, net	59,120	59,037
Other assets	2,190	2,178

	$1,175,482	$1,092,295

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$80,222	$81,160
Accounts payable	50,544	45,931
Accrued liabilities	86,531	83,804

Total current liabilities	217,297	210,895

Long-term liabilities:
Long-term debt, net of current maturities	100,163	100,304
Accrued liabilities	31,602	30,290
Accrued and deferred income taxes	47,238	42,756

Total long-term liabilities	179,003	173,350

Shareholders' equity:
Common Stock	1,497	1,491
Class B Common Stock	490	491
Capital surplus	31,669	25,329
Retained earnings	735,225	678,876
Accumulated other comprehensive income	10,301	1,863

Total shareholders' equity	779,182	708,050

	$1,175,482	$1,092,295

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	May 28,	May 29,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$252,052	$227,806	$24,246	10.6%
Specialty Garments	30,575	25,672	4,903	19.1
First Aid	8,940	7,770	1,170	15.1
Consolidated total	$291,567	$261,248	$30,319	11.6%

	Thirty-nine weeks ended
	May 28,	May 29,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$737,611	$680,874	$56,737	8.3%
Specialty Garments	79,902	67,977	11,925	17.5
First Aid	25,739	22,138	3,601	16.3
Consolidated total	$843,252	$770,989	$72,263	9.4%

Income from Operations

	Thirteen weeks ended
	May 28,	May 29,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$22,505	$26,210	$(3,705)	-14.1%
Specialty Garments	5,685	5,159	526	10.2
First Aid	943	704	239	34.0
Consolidated total	$29,133	$32,073	$(2,940)	-9.2%

	Thirty-nine weeks ended
	May 28,	May 29,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$79,997	$88,392	$(8,395)	-9.5%
Specialty Garments	13,442	11,894	1,548	13.0
First Aid	2,537	1,295	1,242	95.9
Consolidated total	$95,976	$101,581	$(5,605)	-5.5%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Thirty-nine weeks ended (In thousands)	May 28, 2011 (1)	May 29, 2010 (1)
Cash flows from operating activities:
Net income	$58,472	$59,116
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	40,171	38,989
Amortization of intangible assets	7,771	6,914
Amortization of deferred financing costs	202	200
Share-based compensation	5,180	2,070
Accretion on environmental contingencies	511	595
Accretion on asset retirement obligations	442	426
Deferred income taxes	5,598	(314)
Changes in assets and liabilities, net of acquisitions:
Receivables	(20,434)	(7,716)
Inventories	(18,835)	5,171
Rental merchandise in service	(25,653)	(8,005)
Prepaid expenses	(2,416)	(1,369)
Accounts payable	4,264	1,148
Accrued liabilities	4,398	1,739
Prepaid and accrued income taxes	(3,718)	808
Net cash provided by operating activities	55,953	99,772

Cash flows from investing activities:
Acquisition of businesses	(17,317)	(17,801)
Capital expenditures	(49,416)	(37,289)
Other	(544)	(1,331)
Net cash used in investing activities	(67,277)	(56,421)

Cash flows from financing activities:
Proceeds from long-term obligations	—	8,850
Payments on long-term obligations	(1,404)	(9,060)
Payment of deferred financing costs	(975)	—
Proceeds from exercise of Common Stock options	1,164	1,140
Payment of cash dividends	(2,122)	(2,071)
Net cash used in financing activities	(3,337)	(1,141)

Effect of exchange rate changes	2,411	2,102

Net (decrease) increase in cash and cash equivalents	(12,250)	44,312
Cash and cash equivalents at beginning of period	121,258	60,151

Cash and cash equivalents at end of period	$109,008	$104,463

(1) Unaudited